Exhibit 18
May 6, 2025

Leidos Holdings, Inc.
1750 Presidents Street
Reston, Virginia 20190

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended April 4, 2025, of the facts relating to the policy change excluding outstanding payments from “Cash and cash equivalents” on the condensed consolidated balance sheets and condensed consolidated statements of cash flows. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Leidos Holdings, Inc. that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Leidos Holdings, Inc. and its subsidiaries as of any date or for any period subsequent to January 3, 2025. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Leidos Holdings, Inc., or on the financial position, results of operations, or cash flows of Leidos Holdings, Inc. and its subsidiaries as of any date or for any period subsequent to January 3, 2025.

Yours truly,
/s/ Deloitte & Touche LLP